Exhibit 10.3
NOTICE OF PERFORMANCE-BASED STOCK OPTION
(GLOBAL)
BLOOM ENERGY CORPORATION
2018 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Bloom Energy Corporation (the “Company”) 2018 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Performance-based Stock Option (the “Notice”) and the attached Performance-based Stock Option Agreement, including the Appendix attached hereto (the “Appendix”), which is generally applicable to you if you live or work outside the United States, and any special terms and conditions for your country set forth therein (collectively, the “PSO Agreement”). You have been granted an award of a Performance-based Stock Option (“PSO”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached PSO Agreement.
Name:
Target Number of Shares:
Exercise Price Per Share:
Type of Option:             Non-Qualified Stock Option
Date of Grant:
Expiration Date:
Grant Number:

Subject to any acceleration provisions contained in the Plan, any agreement between you and the Company, or set forth below, the PSO will vest in accordance with the following schedule. The vested PSO will provide you with the ability to purchase the number of shares of the Company’s Class A common stock as determined based on the Performance Achievement below (“Shares”).
Notwithstanding the foregoing or any other provision set forth in this Notice or the PSO Agreement to the contrary, in the event that any applicable provisions set forth in an employment, change in control and severance agreement or similar agreement entered into between you and the Company (an “Employment, Change in Control and Severance Agreement”) then in effect would result in more favorable vesting of the PSO to you, the vesting terms set forth in such Employment, Change in Control and Severance Agreement shall apply to the PSO, subject to the terms and conditions thereof.
This Grant Notice may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By accepting this PSO Award, you consent to the electronic delivery and acceptance as further set forth in the PSO Agreement. You acknowledge that the vesting of the PSO pursuant to this Notice is earned by continuing Service, but you understand that your employment or consulting relationship with the Company or a Parent, Subsidiary or Affiliate can be terminated at will, with or without notice, and that nothing in this Notice of Grant, the PSO Agreement or the Plan changes the nature of that relationship. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the PSO Agreement.

BLOOM ENERGY CORPORATION            PARTICIPANT

By:                                                          By:
        (Signature)                            (Signature)

(Please print name and title)                (Please print name)

Address:

PEFRORMANCE-BASED STOCK OPTION AGREEMENT
BLOOM ENERGY CORPORATION
2018 EQUITY INCENTIVE PLAN

You have been granted a Performance-based Stock Option (“PSO”) by Bloom Energy Corporation (the “Company”) subject to the terms, restrictions and conditions of the Plan, the Notice of Performance-based Stock Option (the “Notice”) and this Performance-based Stock Option Agreement, including the Appendix, which is generally applicable to you if you live or work outside the United States, and any special terms and conditions for your country set forth therein (collectively, this “PSO Agreement”).
1.Grant of Option. You have been granted the PSO for the Target Number of Shares set forth in the Notice of Grant at the Exercise Price per Share set forth in the Notice of Grant. This PSO is intended to be a Nonqualified Stock Option (“NSO”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2.Termination.

(1)General Rule. If your Service terminates for any reason except death or Disability, and other than for Cause, then this PSO will expire at the close of business at Company headquarters on the date three months after your termination of Service (subject to the expiration detailed in Section 6 or as provided in the Plan). If your Service is terminated for Cause, this PSO will expire upon the date of such termination.
You acknowledge and agree that the vesting schedule set forth in the Notice of Grant may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You acknowledge that the vesting of the Shares pursuant to this Agreement is earned partly by continuing Service.
(2)Death; Disability. If you die before your Service terminates (or you die within three months of your termination of Service other than for Cause), then this PSO will expire at the close of business at Company headquarters on the date 12 months after the date of death (subject to the expiration detailed in Section 6 or as provided in the Plan). If your Service terminates because of your Disability, then this PSO will expire at the close of business at Company headquarters on the date 12 months after your termination date (subject to the expiration detailed in Section 6 or as provided in the Plan).

(3)Termination Date. For purposes of this PSO, your Service will be considered terminated as of the date you are no longer actively providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any), and your period of Service will not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any. In case of any dispute as to whether and when your termination of Service has occurred for purposes of this PSO, the Committee shall have the sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Service while on a leave of absence) and the effective date of such termination.

(4)No Notice. You are responsible for keeping track of these exercise periods following your termination of Service for any reason. The Company is not obligated to provide further notice of such periods and you should not depend on the Company or the Plan Broker (as defined below) providing any such notice (even if such notices have been provided in the past or are provided in some but not all termination circumstances). In no event shall this PSO be exercised later than the Expiration Date set forth in the Notice of Grant.

3.Exercise of PSO.

(1)Right to Exercise. This PSO is exercisable during its term in accordance with the vesting schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Agreement. In the event of your death, Disability, or other cessation of Service, the exercisability of the PSO is governed by the applicable provisions of the Plan, the Notice of Grant and this Agreement. This PSO may not be exercised for a fraction of a Share.

(2)Method of Exercise. This PSO is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which shall state the election to exercise the PSO, the number of Shares in respect of which the PSO is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This PSO shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate Exercise Price and any applicable Tax-Related Items that are required to be withheld as detailed in Section 8 below.

(3)Exercise by Another. If another person wants to exercise this PSO after it has been transferred to him or her in compliance with this Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this PSO. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Items that are required to be withheld as described in Section 8 below.

4.Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at your election:

(1)your personal check, wire transfer, or a cashier’s check;
(2)for U.S. taxpayers only: certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the PSO exercise, will be applied to the Exercise Price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Exercised Shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of your PSO if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this PSO for financial reporting purposes;
(3)cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Exercised Shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable Tax-Related Items that are required to be withheld. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by signing a special notice of exercise form provided by the Company; or
(4)other method authorized by the Company;
(5)subject to any restrictions set forth in the Appendix or required by the Company for legal or administrative reasons.

5.Non-Transferability of PSO. In general, except as provided below, only you may exercise this PSO prior to your death. You may not transfer or assign this PSO, except as provided below. For instance, you may not sell this PSO or use it as security for a loan. If you attempt to do any of these things, this PSO will immediately become invalid.
However, if you are a U.S. taxpayer, you may dispose of this PSO in your will. If you are a U.S. taxpayer and this PSO is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow you to transfer this PSO as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest. In addition, if you are a U.S. taxpayer and this PSO is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow you to transfer this PSO to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow you to transfer this PSO only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.
This PSO may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during your lifetime only by you, your guardian, or legal representative, as permitted in the Plan and applicable local laws. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of you.
6.Term of PSO. This PSO shall in any event expire on the expiration date set forth in the Notice of Grant, which date is ten years after the grant date (five years after the grant date if this PSO is granted to a Ten Percent Stockholder). You are responsible for keeping track of the expiration date. The Company is not obligated to provide notice of the expiration date and you should not depend on the Company or the Plan Broker (as defined below) providing any such notice (even if such notices have been provided in the past or are provided in some but not all circumstances).

7.Tax Consequences. You should consult a tax adviser for tax consequences relating to this PSO in the jurisdiction(s) in which you are subject to tax. YOU SHOULD CONSULT A TAX ADVISER BEFORE ACCEPTING THIS PSO, EXERCISING THIS PSO OR DISPOSING OF THE SHARES.

(1)Exercising the PSO. You will not be allowed to exercise this PSO unless you make arrangements acceptable to the Company to pay Tax-Related Items that are required to be withheld as further described in Section 8 below.

8.Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) take with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this PSO, including the grant, vesting or exercise of this PSO, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this PSO to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements to satisfy any withholding obligation the Company and/or the Employer may have for Tax-Related Items. In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Company and/or the Employer or by one or a combination of the following methods: (a) payment by you to the Company or the Employer of an amount equal to the Tax-Related Items in cash, (b) having the Company withhold otherwise deliverable cash or Shares having a value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned Shares having a value equal to the Tax-Related Items to be withheld, (d) withholding from proceeds of the sale of the Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (e) any other arrangement approved by the Company and permissible under applicable law; in all cases, under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale under (d) above (unless the Committee shall establish an alternate method prior to the taxable or withholding event).
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate in your jurisdiction in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSO, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you acknowledge that the Company has no obligation to deliver Shares or proceeds from the sale of Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
9. Nature of Grant. In accepting this PSO award, you acknowledge, understand and agree that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b) the grant of the PSO is exceptional, voluntary and occasional and does not create any contractual or other right to receive future PSO awards, or benefits in lieu of PSO awards, even if PSO awards have been granted in the past;
(c) all decisions with respect to future PSO awards or other grants, if any, will be at the sole discretion of the Company;
(d) you are voluntarily participating in the Plan;
(e) the PSO and the Shares subject to the PSO, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) the PSO and the Shares subject to the PSO, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement benefits or payments or welfare benefits or similar mandatory payments;
(g) unless otherwise agreed with the Company, the PSO and any Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of a Subsidiary or Affiliate;
(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i) if the underlying Shares do not increase in value, this Option will have no value;
(j) if you exercise this Option and acquire Shares, the value of such Shares may increase or decrease, even below the Exercise Price;
(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSO resulting from the termination of your Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any); and
(l) neither the Company, the Employer nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSO or the Shares acquired upon settlement of the PSO or the amount received upon the subsequent sale of any Shares.
10. Data Privacy.
(a) Declaration of Consent. By accepting this PSO award and indicating consent by signing this PSO Agreement or via the Company’s online acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of your country’s data protection law.
(b) Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSO awards granted under the Plan or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.
(c) Stock Plan Administration Service Providers. The Company transfers Data to E*Trade Corporate Financial Services, Inc. and E*Trade Securities LLC (“Plan Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(d) International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company’s legal basis, where required, for the transfer of Data is your consent.

(e) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(f) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the PSO under the Plan to you or administer or maintain your participation in the Plan.
(g) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your local human resources representative.
11.    Acknowledgement. The Company and you agree that the PSO award is granted under and governed by the Notice, this PSO Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept the PSO subject to all of the terms and conditions set forth in this PSO Agreement and those set forth in the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this PSO Agreement.
12.    Entire Agreement; Enforcement of Rights. This PSO Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the acquisition of the Shares hereunder are superseded. No modification of or amendment to this PSO Agreement, nor any waiver of any rights under this PSO Agreement, shall be effective unless in writing and signed by the parties to this PSO Agreement. The failure by either party to enforce any rights under this PSO Agreement shall not be construed as a waiver of any rights of such party.
13.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s common stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this PSO Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this PSO Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
14.     No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
15.    Governing Law; Venue. This PSO Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this PSO Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Clara County, California or the federal courts of the United States for the Northern District of California and no other courts.
16.    Severability. If one or more provisions of this PSO Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this PSO Agreement, (ii) the balance of this PSO Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this PSO Agreement shall be enforceable in accordance with its terms.
17.    No Rights as Employee, Director or Consultant. Nothing in this PSO Agreement shall create a right to employment or other Service or be interpreted as forming or amending an employment, service contract or relationship with the Company and this PSO Agreement shall not affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate your Service, for any reason, with or without Cause.
18.    Adjustment. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this PSO and the Exercise Price per Share may be adjusted
19.    Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this PSO award, you consent to the electronic delivery of the Notice, this PSO Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PSO. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stock@bloomenergy.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stock@bloomenergy.com. Finally, you understand that you are not required to consent to electronic delivery.
20. Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on the laws of applicable jurisdictions, including but not limited to your country and the United States, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PSO) or rights linked to the value of Shares under the Plan during such times as you are considered to have “material non-public information” or “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
21. Foreign Asset/Account Reporting. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire Shares or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.
22. Language. You acknowledge that you are proficient in the English language and understand the provisions in this PSO Agreement and the Plan. If you have received this PSO Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23. Appendix. Notwithstanding any provisions in this PSO Agreement, this PSO award shall be subject to the Appendix if you live or work outside the United States, including any special terms and conditions set forth therein for your country. Moreover, if you relocate to a country other than the United States, then the Appendix, including the special terms and conditions for such country will, apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this PSO Agreement.
24. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSO and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this PSO Agreement shall not operate or be construed as a waiver of any other provision of this PSO Agreement, or of any subsequent breach by you or any other Participant.
26. Code Section 409A. For purposes of this PSO Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this PSO Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this PSO Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
27. Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the PSO shall be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your PSO (whether vested or unvested) and the recoupment of any gains realized with respect to your PSO.
BY ACCEPTING THIS PSO, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Appendix to
PSO Agreement

BLOOM ENERGY CORPORATION 2018
EQUITY INCENTIVE PLAN
Capitalized terms, unless explicitly defined in this Appendix, shall have the meanings given to them in the Agreement, the Notice of Grant or in the Plan.
Terms and Conditions
This Appendix includes special terms and conditions that govern this PSO if you reside and/or work in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Agreement. If you are a citizen or resident of a country other than the country in which you are currently residing and/or working (or are considered as such for local law purposes), or if you transfer to another country after receiving this PSO, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding securities, exchange control, tax and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of July 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you exercise this PSO or at the time you sell Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your individual situation.
If you are a citizen or resident of a country other than the country in which you are currently residing and/or working (or are considered as such for local tax purposes), or if you transfer to another country after the grant of this PSO, the information contained herein may not be applicable to you in the same manner.
India
Terms and Conditions
Method of Payment. This provision supplements Section 4 of the Agreement:
Due to exchange control restrictions in India, you will not be permitted to pay the aggregate Exercise Price using a cashless sell-to-cover exercise pursuant to which a portion of the Exercised Shares are sold upon exercise. The Company reserves the right to provide you with this method of payment depending on the development of exchange control laws in India and/or any applicable regulatory requirements.

You will be permitted to pay the aggregate Exercise Price using other methods of payment as permitted by the Company and set forth in Section 4 of the Agreement, including a cashless sell-all exercise pursuant to which all of the Exercised Shares are sold upon exercise.

Notifications
Exchange Control Notification. Any funds received pursuant to the Plan (e.g., proceeds from the sale of Shares, cash dividends) must be repatriated to India and converted to local currency within a specified period of time after receipt as prescribed under Indian exchange control laws. A foreign inward remittance certificate (“FIRC”) will generally be provided from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.
South Korea
Notifications
Exchange Control Notification. To remit funds out of Korea to pay the aggregate Exercise Price in cash (or cash equivalent), you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). You likely will need to present the bank processing the transaction supporting documentation evidencing the nature of the remittance. You should check with the bank to determine whether there are any additional requirements. This confirmation is not necessary if you use a cashless exercise to pay the aggregate Exercise Price because there is no remittance of funds out of Korea in this case.
Taiwan
Notifications
Securities Law Notification. The offer of participation in the Plan is available only for employees of the Company and any Parent, Subsidiary and Affiliate. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Notification. You may acquire and remit foreign currency out of Taiwan and/or repatriate foreign currency into Taiwan (including proceeds from the sale of Shares) up to USD 5,000,000 per year without justification. Remittance of funds for the purchase of Shares should be made through an authorized foreign exchange bank. If the transaction amount is TWD 500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. If the transaction amount is USD 500,000 or more in a single transaction, you must also provide supporting documentation to the satisfaction of the remitting bank.
United States
There are no country-specific provisions.